AMENDED AND RESTATED CREDIT AGREEMENT AND NOTE

THIS AMENDED AND RESTATED CREDIT AGREEMENT AND N0TE, made and entered into as of the 8th day of August, 1997, by and between DATRON SYSTEMS INCORPORATED, a Delaware corporation
("Company"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank"),


                    W I T N E S S E T H:

     WHEREAS, on May 11, 1994, the Company and the Bank entered into a certain Credit Agreement and Note (as amended by those certain First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth and Ninth Amendments to Credit Agreement and Note, dated as of October 26, 1994, December 29, 1994, February 28, 1995, March 31, 1995, August 17, 1995, January 3, 1996, January 31, 1996, May 24, 1996 and November 25,
1996, respectively, the "Original Agreement") pursuant to which the Bank agreed to extend to the Company and the Company agreed to accept from the Bank certain credit facilities more particularly described therein; and

     WHEREAS, the Company and the Bank desire to amend and restate the Original Agreement in its entirety (i) to extend the maturity of the Revolving Loan Facility through and including December 31, 1998, (ii) to extend the maturities of the Standby Facility and the L/C Facility through and including June 30, 1999, (iii) to decrease the maximum amount available under the Revolving Loan Facility from Ten Million Five Hundred Thousand Dollars ($10,500,000.00) to Nine Million Five Hundred Thousand Dollars ($9,500,000.00),
(iv) to increase the maximum aggregate amount available under the Standby Facility and the L/C Facility from Twelve Million Dollars ($12,000,000.00) to Fifteen Million Dollars ($15,000,000.00), and (v) to provide for certain additional matters; and

     WHEREAS, it is the intent of the Company and the Bank that from and after the Effective Date the indebtedness of the Company under the Original Agreement shall be evidenced by, and be subject to the terms and conditions of, this Agreement; and

     WHEREAS, the Original Agreement is being amended and restated for the convenience of the parties hereto;

     NOW, THEREFORE, for and in consideration of the premises hereof, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby amend and restate the Original
Agreement in its entirety as follows:

SECTION I.     THE FACILITIES.

1.01 Availability of the Facilities. Subject to the terms and conditions of this Agreement, the Bank shall (x) from time to time during the period commencing on the Effective Date and ending on December 31, 1998 (the "Revolving Loan Facility Termination Date"), advance to the Company such loans as the Company may request under the Revolving Loan Facility (individually a "Revolving Loan" and collectively the "Revolving Loans"), and (y) from time to time during the period commencing on the Effective Date and ending on June 30, 1999 (the "Letter of Credit Facilities Termination Date"), issue for the account of the Company such standby letters of credit as the Company may request under the Standby Facility (individually a "Standby L/C" and collectively the "Standby L/C's"), and such commercial documentary letters of credit as the Company may request under the L/C Facility (individually a "Commercial L/C" and collectively the "Commercial L/C's"); provided, however, that:

     (a) Except as otherwise provided in Subsections
1.01(b), (c), (d), (e) and (f) hereof, the sum of:

     (i) the aggregate principal amount of all outstanding
Revolving Loans ("Revolving Loan Utilization");

     (ii) the aggregate amount available to be drawn under all Standby L/C's;

     (iii) the aggregate amount of unpaid reimbursement obligations in respect of all drafts drawn under Standby
L/C's (the sum of the aggregate amounts described in Subsection 1.01(a)(ii) hereof and in this Subsection 1.01(a)
(iii) being hereinafter referred to as "Standby L/C
Utilization");

     (iv) the aggregate amount available to be drawn under all Commercial L/C's; and

     (v) the aggregate amount of unpaid reimbursement obligations in respect of all drafts drawn under Commercial
L/C's (the sum of the aggregate amounts described in Subsection 1.01(a)(iv) hereof and in this Subsection
1.01(a)(v) being hereinafter referred to as "Commercial L/C
Utilization");

shall not exceed in the aggregate at any one time Nineteen
Million Five Hundred Thousand Dollars ($19,S00,000.00);

     (b) Revolving Loan Utilization shall not exceed in the aggregate at any one time the lesser of (i) Nine Million
Five Hundred Thousand Dollars (59,500,000.00), or (ii) the difference between Nineteen Million Five Hundred Thousand Dollars
($19,500,000.00) and the sum of Standby L/C Utilization and Commercial L/C Utilization;

     (c) Commercial L/C Utilization shall not exceed in the aggregate at any one time the least of (i) Two Million Dollars ($2,000,000.00), (ii) the difference between Fifteen Million Dollars ($15,000,000.00) and Standby L/C Utilization, or (iii) the difference between Nineteen Million Five Hundred Thousand Dollars ($19,500,000.00) and the sum of Revolving Loan Utilization and Standby L/C Utilization;

     (d) Standby L/C Utilization shall not exceed in the aggregate at any one time the lesser of (i) the difference between Fifteen Million Dollars ($15,000,000.00) and
Commercial L/C Utilization, or (ii) the difference between Nineteen Million Five Hundred Thousand Dollars
($19,500,000.00) and the sum of Revolving Loan Utilization and Commercial L/C Utilization;

     (e) Standby L/C Utilization relating to Standby L/C's issued in favor of beneficiaries located in countries listed in Column B or Column C of Exhibit A hereto shall not exceed, as to all beneficiaries located in any given country listed in Column B or Column C of Exhibit A hereto, Three Million Five Hundred Thousand Dollars ($3,500,000.00) in the aggregate at any one time; and

     (f) Standby L/C Utilization relating to Standby L/C's issued in favor of beneficiaries located in countries listed in Column D of Exhibit A hereto (individually a "Column D Country" and collectively the "Column D Countries") shall not exceed in the aggregate at any one time (i) in the case of all beneficiaries located in any given Column D Country, Five Hundred Thousand Dollars ($500,000.00), and (ii) in the case of all beneficiaries located in all Column D Countries, the least of (A) Two Million Five Hundred Thousand Dollars ($2,500,000.00), (B) the difference between (1) Fifteen Million Dollars ($15,000,000.00), and (2) the sum of (I) Standby L/C Utilization relating to Standby L/C's issued in favor of all beneficiaries located in all countries other than Column D Countries, and (II) Commercial L/C Utilization, or (C) the difference between (1) Nineteen Million Five Hundred Thousand Dollars ($19,500,000.00), and
(2) the sum of (I) Standby L/C Utilization relating to Standby L/C's issued in favor of all beneficiaries located in all countries other than Column D Countries, (II) Commercial L/C Utilization, and (III) Revolving Loan Utilization.

Within the limits set forth above, and except as otherwise provided herein, the Company may utilize the Facilities, repay amounts owing thereunder, and reutilize the Facilities.

1.02      Matters Pertaining to the Revolving Loan Facility.

     (a) Purpose. Revolving Loans shall be made only for general working capital purposes of the Company or to finance reimbursement obligations of the Company incurred in connection with drafts drawn, or deferred payment obligations incurred, under Letters of Credit as and to the extent provided in Subsection 1.03(d) or 1.04(d) hereof, as applicable.

     (b) Notice of Revolver Borrowing. The Company shall request the Bank to make each Revolving Loan by an irrevocable notice to the Bank (a "Notice of Revolver
Borrowing") which specifies:

     (i) Whether the requested loan is to be (A) a loan which bears interest as provided in Subsection 1.02(d)(i) hereof (individually a "Reference Rate Revolving Loan" and collectively the "Reference Rate Revolving Loans"), or (B) loan which bears interest as provided in Subsection
1.02(d)(ii) hereof (individually a "LIBOR Revolving Loan" and collectively the "LIBOR Revolving Loans");

     (ii) The amount of the requested loan, which (A) in the case of a Reference Rate Revolving Loan shall be a minimum of Twelve Thousand Five Hundred Dollars ($12,500.00), or (B) in the case of a LIBOR Revolving Loan shall be a minimum of One Hundred Thousand Dollars ($100,000.00) or an integral multiple of Twelve Thousand Five Hundred Dollars ($12,500.00) in excess thereof;

     (iii) The date of the requested loan, which shall be a Banking Day;

     (iv) If the requested loan is to be a LIBOR Revolving
Loan, the initial Interest Period selected by the Company for such loan in accordance with Subsection 1.02(f) hereof;
and

     (v) If the requested loan is to be used, in whole or in part, to finance reimbursement obligations arising in connection with drafts drawn, or deferred payment obligations incurred, under Letters of Credit, the drafts or deferred payment obligations with respect to which such loan is to be made.

The Company shall give each Notice of Revolver Borrowing to the Bank (x) in the case of a LIBOR Revolving Loan, not later than the third (3rd) Banking Day prior to the date of the requested loan, or (y) in the case of a Reference Rate Revolving Loan, not later than the date of the requested loan, and shall do so by telephone, telex or telecopy to the Bank's Orange County Commercial Portfolio Administration Office, located at the address shown in Subsection 8.01(a) hereof, during the hours specified in Subsection 8.01(b) hereof. The Company shall immediately confirm all such Notices of Revolver Borrowing in a writing to the Bank in the form appended hereto as Exhibit B.

     (c) Funding. The Bank shall, on the date any given Revolving Loan is made, (i) charge against account no. 40001-39411 maintained by the Company with the Bank's San Diego Commercial Banking Office (the "Designated Account") an amount equal to the sum of all unpaid reimbursement obligations, if any, arising in connection with the draft(s) or deferred payment obligation(s) with respect to which such Revolving Loan is being made, (ii) apply the amount so charged to the reimbursement obligations arising in connection with such draft(s) or such deferred payment obligation(s), and (iii) credit to the Designated Account an amount equal to the principal amount of such Revolving Loan.

     (d) Revolving Loan Interest Rate Options. The Company shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such loan (if such loan is made on or after the Effective Date), from the Effective
Date (if such loan is a Reference Rate Revolving Loan made prior to the Effective Date), or from the first day of the first Interest Period for such loan which commences on or after the Effective Date (if such loan is a LIBOR Revolving
Loan made prior to the Effective Date), until the maturity thereof (whether by acceleration or otherwise), at one of the following rates per annum:

     (i) Reference Rate Option - During such periods as such Revolving Loan is a Reference Rate Revolving Loan, a rate per annum equal to the Reference Rate plus eighty-five one hundredths of one percent (0.85%), such rate to change from time to time as the Reference Rate shall change; or

     (ii) LIBO Rate Option - During such periods as such Revolving Loan is a LIBOR Revolving Loan, a rate per annum equal at all times during each Interest Period for such loan to the LIBO Rate for such Interest Period Plus one and eighty five one-hundredths percent (1.85%);
provided, however, that the rates set forth in Subsections 1.02(d)(i) and (ii) hereof shall each be reduced by thirty-five one-hundredths of one percent (0.35%) per annum (x) on the tenth (l0th) Banking Day following the first date subsequent to the Effective Date on which a monthly Financial Statement delivered by the Company to the Bank pursuant to Subsection 4.01(a)(i) hereof reflects profitability for each of the two (2) consecutive fiscal quarters of the Company most recently ended and the Company is in compliance with each and all of the terms and conditions set forth in this Agreement and the other Facility Documents in the case of any Reference Rate Revolving Loan or in the case of a LIBOR Revolving Loan which is first made on or after such date, or (y) on the first day of the first Interest Period which commences on or after such tenth (10th) Banking Day in the case of a LIBOR Revolving Loan which was made prior to, and is outstanding on, such tenth (l0th) Banking Day.

Each Revolving Loan shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates.

     (e) Conversion of Revolving Loans. The Company may convert any Reference Rate Revolving Loan into a LIBOR Revolving Loan or any LIBOR Revolving Loan into a Reference Rate Revolving Loan; provided, however, that any conversion of a LIBOR Revolving Loan into a Reference Rate Revolving Loan shall be made on, and only on, the last day of an Interest Period for such loan. The Company shall request the Bank to make such a conversion by an irrevocable notice to the Bank (a "Notice of Revolver Conversion"), which specifies (i) the Revolving Loan to be converted, (ii) the date of the requested conversion (which shall be a Banking
Day), and (iii) if such Revolving Loan is to be converted into a LIBOR Revolving Loan, the initial Interest Period selected by the Company for such loan in accordance with Subsection 1.02(f) hereof. The Company shall give each Notice of Revolver Conversion to the Bank (x) in the case of a conversion to a LIBOR Revolving Loan, not later than the third (3rd) Banking Day prior to the date of the requested conversion, or (y) in the case of a conversion to a Reference Rate Revolving Loan, not later than the date of the requested conversion, and shall do so by telephone, telex or telecopy to the Bank's Orange County Commercial Portfolio Administration Office, located at the address shown in Subsection 8.01(a) hereof, during the hours specified in Subsection 8.01(b) hereof. The Company shall immediately confirm all such Notices of Revolver Conversion in a writing to the Bank.

     (f)  LIBOR Revolving Loan Interest Periods.

          (i)  The initial and each subsequent Interest
Period selected by the Company for a LIBOR Revolving Loan shall be one (1), two (2), three (3) or six (6) months;
provided, however, that:

               (A)  Any Interest Period which would
otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day;

               (B)  Any Interest Period which begins on the
last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month; and

               (C)  The Company shall not select an Interest
Period which would end after the Revolving Loan Facility
Termination Date.

          (ii)      The Company shall notify the Bank by an
irrevocable notice given not later than the third (3rd)
Banking Day prior to the last day of each Interest Period for a LIBOR Revolving Loan of the Interest Period selected by the Company for the next succeeding Interest Period for such loan. Each such notice (a "Notice of Revolver Interest
Period Selection") shall be given by telephone, telex or telecopy to the Bank's Orange County Commercial Portfolio
Administration Office, located at the address shown in Subsection 8.01(a) hereof, during the hours specified in Subsection 8.01(b) hereof, and shall immediately be confirmed by the Company in a writing to the Bank. If the Company fails to notify the Bank of a new Interest Period for a LIBOR Revolving Loan in accordance with this Subsection 1.02(f), such loan shall automatically convert into a Reference Rate Revolving Loan on the last day of the then current Interest Period for such loan.

     (g)  Payments.

          (i) If not sooner repaid, the Company shall repay the aggregate unpaid principal amount of all Revolving Loans on the Revolving Loan Facility Termination Date; provided, however, that on the Effective Date, the Company shall repay such portion of the aggregate unpaid principal amount of all Revolving Loans as shall be necessary to reduce such aggregate unpaid principal amount to an amount not greater than Nine Million Five Hundred Thousand Dollars ($9,500,000.00). The Company shall pay accrued interest on the unpaid principal amount of each Revolving Loan in arrears on the last day in each month (commencing on the first such day to occur after the Effective Date), and at maturity (whether by acceleration or otherwise).

          (ii)      The Company may prepay any Revolving
Loan, in whole or in part, provided (A) that a LIBOR
Revolving Loan may voluntarily be prepaid only on the last day of an Interest Period therefor, (B) that each partial prepayment shall be in a principal amount equal to Twelve
Thousand Five Hundred Dollars ($12,500.00) or an integral multiple thereof, and (C) that no partial prepayment of a LIBOR Revolving Loan shall reduce the remaining principal balance thereof to an amount less than One Hundred Thousand
Dollars ($100,000.00).

If, notwithstanding the foregoing, a LIBOR Revolving Loan is for any reason prepaid in whole or in part on any day other than the last day of an Interest Period for such loan (whether such prepayment is required in connection with an acceleration of the Obligations or otherwise), the Company shall pay to the Bank a prepayment fee in an amount equal to the present value (determined by using the Yield Rate as the annual discount factor) of the product of (x) the difference (but not less than zero) between the rate of interest applicable to such loan during the then current Interest Period therefor and the Yield Rate (determined as of the date of such prepayment), (y) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the last day of the then current Interest Period for such loan, and the denominator of which is 360, and (z) the amount of principal so prepaid. The Bank shall deliver to the Company a certificate setting forth the amount of any applicable prepayment fee and the Company acknowledges and agrees that such a certificate so delivered to the Company shall, in the absence of manifest error, be conclusive and binding as to the amount of such fee for all purposes.

     (h) Revolving Loan Commitment Fee. During the period commencing on July 1, 1997 and ending on the Effective Date, the Company shall pay to the Bank a commitment fee of one-quarter of one percent (1/4 of 1%) per annum on the difference between Ten Million Five Hundred Thousand Dollars (510,500,000.00) and the average daily principal amount of outstanding Revolving Loans during each calendar quarter or portion thereof. Thereafter, and until the Revolving Loan Facility Termination Date, the Company shall pay to the Bank a commitment fee of one-quarter of one percent (1/4 of 1%) per annum on the difference between Nine Million Five Hundred Thousand Dollars (59,500,000.00) and the average daily principal amount of outstanding Revolving Loans during each calendar quarter or portion thereof. Such fee shall be payable quarterly in arrears on the last day in each March, June, September and December (commencing on the first such day to occur after the Effective Date), and at maturity (whether by acceleration or otherwise).

     1.03 Matters Pertaining to the Standby Facility.

     (a) Provisions of and Issuance Procedures for Standby
L/C's.

          (i) Standby L/C's shall be issued to provide required assurance to suppliers and, in connection with advance deposits and the like, customers of the Company, and for such other corporate purposes as the Company may request and to which the Bank, in its sole option and discretion, may consent. All such Standby L/C's may provide either for payment against sight drafts or for deferred payment (if, but only if, the Bank shall be under no obligation to make any payment with regard thereto prior to the maturity thereof), but may not provide for payment against usance drafts.

          (ii) The Company shall request the Bank to issue each Standby L/C by delivering to the Bank a duly completed and executed Application for Irrevocable Standby Letter of Credit (a "Standby Application") in the form appended hereto as Exhibit C (or such other form as the Bank may hereafter adopt for Bank-wide use), which Standby Application shall specify, among other matters, the proposed purpose of the Standby L/C, the date on which the Standby L/C is to expire (which shall be on or prior to the Letter of Credit Facilities Termination Date), the name of the beneficiary under the Standby L/C, the exact amount of the Standby L/C (which shall be denominated in Dollars), and whether the Standby L/C is to provide for payment against sight drafts or, subject to the provisions of Subsection 1.03(a)(i) hereof, for deferred payment. Each such Standby Application shall be delivered in person, by messenger or by telecopy to the Bank's Southern California International Operations Center, located at the address shown in Subsection 8.01(a) hereof, and each such Standby Application shall become irrevocable upon such delivery. If such Standby Application is in form acceptable to the Bank, the Bank shall use its best reasonable efforts to issue the requested Standby L/C (A) in the case of a Standby Application received by the Bank during the hours specified in Subsection 8.01(b) hereof, by the close of business of the first Banking Day following the Banking Day on which such Standby Application is received by the Bank, or (B) in the case of a Standby Application received by the Bank after the hours specified in Subsection 8.01(b) hereof, by the close of business of the first Banking Day following the Banking Day on which such Standby Application is deemed received by the Bank as provided in said Subsection 8.01(b). The terms and conditions contained in such Standby Application shall, to the extent not inconsistent with the terms and conditions hereof, be incorporated herein as though set forth at length.

     (b)  Fees and Other Charges.

          (i) For each Standby L/C issued under the Standby Facility, the Company shall pay to the Bank, in advance on the day such Standby L/C is issued and quarterly thereafter, an issuance fee of one and one-quarter percent (1-1/4%) per annum on the amount available to be drawn under such Standby L/C on the day such Standby L/C is issued or on the first day of such subsequent quarterly period, as the case may be; provided, however, that (A) an issuance fee installment due in respect of a given Standby L/C for a given quarterly period shall not thereafter be adjusted because of draws made under such Standby L/C during such quarterly period, and (B) the minimum issuance fee payable in respect of each Standby L/C shall be Two Hundred Dollars ($200.00). The issuance fee rate specified in this Subsection 1.03(b)(i) shall remain fixed through the Letter of Credit Facilities Termination Date.

          (ii)      In addition to the issuance fees
provided for in Subsection 1.03(b)(i) hereof, the Company shall also pay to the Bank, as and when the same are payable under the Bank's standard operating procedures, any and all payment, amendment, transfer and other similar fees and commissions which may be or become payable in respect of, and shall reimburse the Bank on demand for all of its out-of-pocket costs and expenses (not otherwise covered, in the normal course of the Bank's business, by such payment, amendment, transfer or other similar fees or commissions, or the issuance fees provided for in Subsection 1.03(b)(i) hereof) incurred in connection with, each Standby L/C or the draft or drafts drawn thereunder. All such payment, amendment, transfer and other similar fees and commissions shall be computed and paid at the Bank's standard rates, as such rates may be changed from time to time.

     (c) Draws Under Standby L/C's. Each deferred payment obligation which the Bank is to incur under a Standby L/C which provides for deferred payment shall (i) have a term of not more than ninety (90) days, (ii) mature on or prior to the Letter of Credit Facilities Termination Date, and (iii) be payable in Dollars. The Bank shall be under no obligation to notify the Company prior to paying any sight draft drawn under a Standby L/C or incurring or paying any deferred payment obligation under a Standby L/C which provides for deferred payment, and the Bank's failure so to notify the Company shall not relieve the Company of any of its obligations arising under Subsection 1.03(d) hereof; provided, however, that the Bank shall use its best reasonable efforts to notify the Company (whether by telephone or otherwise) prior to incurring any such deferred payment obligation or making any such payment.

     (d) Reimbursement. The Company agrees that on the date the same shall become due, or on such earlier date as may be required pursuant to other provisions of this Agreement, it will provide the Bank with funds to meet all disbursements and payments of any kind and character, together with interest (if any), fees, commissions and charges, which the Bank has or will pay, become liable for or become entitled to under or in relation to any given Standby L/C or the draft or drafts drawn thereunder; provided, however, that prior to the Revolving Loan Facility Termination Date, to the extent availability (computed as provided in Subsection 1.01(b) hereof) shall exist under the Revolving Loan Facility and so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, the Company shall have the option to finance all or any portion of the reimbursement obligations arising in connection with any sight draft drawn under a Standby L/C, or in connection with any deferred payment obligation incurred by the Bank under a Standby L/C, through a Revolving Loan on the terms and conditions set forth in Section 1.02 hereof.

1.04 Matters Pertaining to the L/C Facility.

     (a) Provisions of and Issuance Procedures for
Commercial L/C's.

     (i) Commercial L/C's shall be issued for no purpose other than the purchase of inventory or equipment by the Company. All such Commercial L/C's shall provide for payment against sight drafts only; provided, however, that Commercial L/C's may provide for payment against usance drafts, or for deferred payment, if, but only if, the Bank shall be under no obligation to make payment with regard thereto (whether by discount or otherwise) prior to the maturity thereof.

     (ii) The Company shall request the Bank to issue each Commercial L/C by delivering to the Bank a duly completed and executed Application and Agreement for Commercial Letter of Credit (a "Commercial L/C Application") in the form appended hereto as Exhibit D (or such other form as the Bank may hereafter adopt for Bank-wide use), which Commercial L/C Application shall specify, among other matters, the date on which the Commercial L/C is to expire (which shall be on or prior to the Letter of Credit Facilities Termination Date), the name of the beneficiary under the Commercial L/C, the exact amount of the Commercial L/C (which shall be denominated in Dollars), and whether the Commercial L/C is to provide for payment against sight drafts or, subject to the provisions of Subsection 1.04(a)(i) hereof, for payment against usance drafts or for deferred payment. Each such Commercial L/C Application shall be delivered in person, by messenger or by telecopy to the Bank's Southern California International Operations Center, located at the address shown in Subsection 8.01(a) hereof, and each such Commercial L/C Application shall become irrevocable upon such delivery. If such Commercial L/C Application is in form acceptable to the Bank, the Bank shall use its best reasonable efforts to issue the requested Commercial L/C (A) in the case of a Commercial L/C Application received by the Bank during the hours specified in Subsection 8.01(b) hereof, by the close of business of the first Banking Day following the Banking Day on which such Commercial L/C Application is received by the Bank, or (B) in the case of a Commercial L/C Application received by the Bank after the hours specified in Subsection 8.01(b) hereof, by the close of business of the first Banking Day following the Banking Day on which such Commercial L/C Application is deemed received by the Bank as provided in said Subsection 8.01(b). The terms and conditions contained in such Commercial L/C Application shall, to the extent not inconsistent with the terms and conditions hereof, be incorporated herein as though set forth at length.

(b) Fees and Other Charges.

     (i) The Company shall pay to the Bank, as and when the same are-payable under the Bank's standard operating procedures, any and all issuance fees, full detail telex charges (for issuance), amendment fees (in connection with increases or extensions), payment commissions and acceptance commissions in respect of each Commercial L/C or the draft or drafts drawn thereunder at the rates or in the amounts specified in Exhibit E hereto, such rates and amounts to remain fixed through the Letter of Credit Facilities Termination Date.

     (ii) In addition to the fees, charges and commissions provided for in Subsection 1.04(b)(i) hereof, the Company shall also pay to the Bank, as and when the same are payable under the Bank's standard operating procedures, any and all narrative amendment, transfer and other similar fees and commissions which may be or become payable in respect of, and shall reimburse the Bark on demand for all of its out-of-pocket costs and expenses (not otherwise covered, in the normal course of the Bank's business, by such narrative amendment, transfer or other similar fees or commissions, or the fees, charges and commissions specifically provided for in Subsection 1.04(b)(i) hereof) incurred in connection with, each Commercial L/C or the draft or drafts drawn thereunder. All such narrative amendment, transfer and other similar fees and commissions shall be computed and paid at the Bank's standard rates, as such rates may be changed from time to time.

     (c) Draws Under Commercial L/C's. Each usance draft presented to the Bank for acceptance under the terms and conditions of a Commercial L/C, and each deferred payment obligation which the Bank is to incur under a Commercial L/C which provides for deferred payment, shall (i) grow out of one (1) transaction involving the purchase of inventory or equipment by the Company, (ii) have a tenor or term, as the case may be, of not more than ninety (90) days or such shorter period as shall be commensurate with the purchase transaction being financed, (iii) mature on or prior to the Letter of Credit Facilities Termination Date, and (iv) be payable in Dollars. In addition, each usance draft so presented to the Bank shall be in a form acceptable to the Bank, be drawn on the Bank, be signed by the beneficiary-of the related Commercial L/C and comply with all applicable rules and regulations of the Federal Reserve System governing bankers' acceptances and meet the requirements for eligibility for discount with Federal Reserve Banks. The Bank shall be under no obligation to notify the Company prior to accepting or paying any usance draft, or paying any sight draft, drawn under a Commercial L/C, or prior to incurring or paying any deferred payment obligation under a Commercial L/C which provides for deferred payment, and the Bank's failure so to notify the Company shall not relieve the Company of any of its obligations arising under Subsection 1.04(d) hereof; provided, however, that the Bank shall use its best reasonable efforts to notify the Company (whether by telephone or otherwise) prior to so accepting any such usance draft, incurring any such deferred payment obligation or making any such payment.

     (d) Reimbursement. The Company agrees that on the date the same shall become due, or on such earlier date as may be required pursuant to other provisions of this Agreement, it will provide the Bank with funds to meet all disbursements and payments of any kind and character, together with interest (if any), fees, commissions and charges, which the Bank has or will pay, become liable for or become entitled to under or in relation to any given Commercial L/C or the draft or drafts drawn thereunder; provided, however, that prior to the Revolving Loan Facility Termination Date, to the extent availability (computed as provided in Subsection 1.01(b) hereof) shall exist under the Revolving Loan Facility and so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, the Company shall have the option to finance all or any portion of the reimbursement obligations arising in connection with any draft drawn under a Commercial L/C (whether a sight draft or, upon the maturity thereof, a usance draft), or in connection with any deferred payment obligation incurred by the Bank under a Commercial L/C, through a Revolving Loan on the terms and conditions set forth in Section 1.02 hereof.

1.05.     Matters Common to Each of the Facilities.

     (a) Facility Account. The obligation of the Company to repay the Revolving Loans and to reimburse the Bank for all amounts drawn under Letters of Credit (together with appropriate fees, commissions, interest and other expenses with regard to all of the foregoing) shall be evidenced by an account or accounts maintained by the Bank on its books (collectively, the "Facility Account"). The Company hereby authorizes the Bank to record in the Facility Account (i) the principal amount and the date of each Revolving Loan,
(ii) the interest rates applicable to each Revolving Loan and the effective dates of all changes in such rates, (iii) the date of issue, the date of expiration and the face amount of, and all fees and commissions payable with respect to, each Letter of Credit, (iv) the date of payment and the face amount of,-and all fees and commissions payable with respect to, each sight draft presented to and paid by the Bank which is drawn under a Letter of Credit, (v) the date of creation, the date of maturity and the face amount of, and all fees and commissions payable with respect to, each usance draft presented to and accepted by the Bank which is drawn under a Commercial L/C, (vi) the date of incurrence, the date of maturity and the face amount of, and all fees and commissions payable with respect to, each deferred payment obligation incurred by the Bank under a Letter of Credit which provides for deferred payment, (vii) the date and amount of each payment of principal, interest, reimbursement obligations, fees, commissions or other expenses made by or on behalf of the Company with respect to any of the Facilities, and (viii) such other matters as the Bank shall deem necessary or desirable for the computation of amounts required to be paid by the Company under this Agreement or the other Facility Documents. The Company agrees that all notations made by the Bank in the Facility Account shall constitute prima facie evidence of the matters noted.

(b) Other Payment Terms.

     (i) Except as otherwise provided in Subsection 1.02(f)(i) hereof with respect to a LIBOR Revolving Loan, whenever any payment due hereunder (whether pursuant to the provisions of Section 1.02, 1.03 or 1.04 hereof or otherwise) shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest, fees or commissions, as the case may be.

     (ii) The Company shall make all payments hereunder in lawful money of the United States of America and in immediately available funds. The Company hereby authorizes the Bank to charge from time to time against the Designated
Account (or, to the extent sufficient collected funds are not available in the Designated Account, against any or all other deposit accounts maintained by the Company with the
Bank) any amounts payable by the Company hereunder as and when the same become due.

     (iii) If any amounts required to be paid by the Company under this Agreement or the other Facility Documents (including without limitation principal, accrued interest, reimbursement obligations, fees and commissions) remain unpaid after maturity (whether by acceleration or otherwise), the Company shall pay interest on the aggregate outstanding balance of such amounts from maturity until those amounts are paid in full at a rate per annum equal to the Reference Rate plus five percent (5%), such rate to change from time to time as the Reference Rate shall change

     (iv) All computations of interest, fees or commissions under this Agreement shall be based on a year of 360 days for actual days elapsed.

     (c) Security. All amounts due or to become due hereunder are secured by (i) a Security Agreement (Chattel Mortgage), dated April 21, 1994, executed by the Company,
(ii) a Continuing Guaranty, dated August 1, 1995, executed by Datron/Transco Inc. ("D/T"), which Continuing Guaranty is in turn secured by (A) a Security Agreement (Chattel Mortgage), dated April 21, 1994, executed by D/T, and (B) a Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated February 28, 1995, executed by D/T, as amended by that certain First Amendment Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated August 17, 1995, and (iii) a Continuing Guaranty, dated August 1, 1995, executed by Datron World Communications Inc. ("DWC"), which Continuing Guaranty is in turn secured by a Security Agreement (Chattel Mortgage), dated March 31, 1995, executed by DWC. In addition, and as security for all Obligations of the Company to the Bank, the Company hereby grants to the Bank a continuing security interest in:

     (1) All Deposits in which the Company now or at any time hereafter has an interest; and

     (2) All proceeds and products of, and all accessions to, such Deposits.

     (d) Banking Relationship. In consideration of the interest rates payable with respect to Revolving Loans, and the fees and commissions payable with respect to Letters of Credit, and to afford the Bank the benefit of the security interest in Deposits granted by the Company to the Bank in Subsection 1.05(c) hereof, the Company hereby agrees that it will maintain all of its major deposit accounts with the Bank until the termination of this Agreement and the satisfaction in full of all Obligations.

SECTION II. CONDITIONS PRECEDENT.

2.01. Conditions Precedent to the Effectiveness of this Agreement. This Agreement shall become effective on the date on which the Bank shall have received the following, each in form and substance satisfactory to the Bank and its counsel:

     (a)  This Agreement, duly executed by the Company;

     (b) A certificate of the Company's secretary or an assistant secretary, dated on or prior to the date of this Agreement, certifying the following documents, copies of which shall be attached to or incorporated in such certificate: (i) resolutions, adopted by the Company's Board of Directors and continuing in effect, which authorize the execution, delivery and performance by the Company of this Agreement and the other Facility Documents, and (ii) all other documents evidencing additional corporate action and governmental or other approvals, if any, necessary for the execution, delivery and performance by the Company of this Agreement and the other Facility Documents;

     (c) A certificate of the Company's secretary or an assistant secretary, dated on or prior to the date of this Agreement, certifying the incumbency and signatures of the officers of the Company authorized to execute, deliver and perform this Agreement and the other Facility Documents on behalf of the Company;

     (d) A copy of the audited Financial Statement of the Company for the fiscal year ended March 31, 1997, prepared by independent certified public accountants selected by the Company and acceptable to the Bank, together with the unqualified opinion of such accountants;

     (e) A copy of the Financial Statement of the Company for the year-to-date fiscal period ended May 31, 1997, certified by the chief executive officer, the president or the chief financial officer of the Company to have been prepared in accordance with generally accepted accounting principles consistently applied, except for any inconsistencies explained in such certificate;

     (f)  A copy Percent of Completion Analysis and the
Contract Profitability Report of D/T as at March 31, 1997;

     (g)  [Reserved]

     (h) A Teletransmission Agreement on the Bank's standard form, dated on or prior to the date of this Agreement and duly completed and executed by the Company;

     (i) Two (2) written consents to entry by the Company into this Agreement, one (1) duly executed by each of D/T and DWC;

     (j) Such repayment of the unpaid principal amount of Revolving Loans, if any, as is required pursuant to Subsection 1.02(g)(i) hereof;

     (k) A facility modification and renewal fee in the amount of One Thousand Five Hundred Dollars ($1,500.00); and

     (1) Such other documents and agreements as the Bank may reasonably require to effectuate the intent and purpose of this Agreement and to establish the accuracy and completeness of the representations and warranties, and compliance with the terms and conditions, contained in this Agreement and the other Facility Documents.

2.02. Conditions Precedent to the Making of Each Revolving Loan. The obligation of the Bank to make each Revolving Loan shall be subject to the conditions precedent set forth in
Section 2.01 hereof and shall be subject to the following further conditions precedent:

     (a) The Company shall have given the Bank a Notice of Revolver Borrowing; and

     (b) On the date such Revolving Loan is to be made, the following shall be true and correct:

     (i) The representations and warranties set forth in
Section 3.01 hereof are true and correct; provided, however, that the representations and warranties set forth in Subsection 3.01(g) hereof shall be deemed to be made with respect to the Company's most recent Financial Statement, Annual Report on Form 10-K or Quarterly Report on Form 10-Q delivered to the Bank;

     (ii) No Event of Default or Unmatured Event of Default shall have occurred and be continuing; and

     (iii) Each of the Facility Documents remains in full force and effect.

The submission by the Company to the Bank of each Notice of Revolver Borrowing shall be deemed to be a representation and warranty by the Company as of the date of each such notice as to the matters set forth in this Subsection
2.02(b).

 2.03. Conditions Precedent to the Issuance of each Letter of Credit. The obligation of the Bank to issue each Letter of Credit shall be subject to the conditions precedent set forth in Section 2.01 hereof and shall be subject to the following further conditions precedent:

     (a) The Company shall have delivered to the Bank a duly completed and executed Standby Application or Commercial L/C
Application, as applicable;

     (b) The Company shall have paid the Bank all applicable issuance fees as provided in Subsection 1.03(b)(i) or 1.04(b)(i) hereof, as applicable; and

     (c) On the date such Letter of Credit is to be issued, the following shall be true and correct:

     (i) The representations and warranties set forth in
Section 3.01 hereof are true and correct; provided, however, that the representations and warranties set forth in Subsection 3.01(g) hereof shall be deemed to be made with respect to the Company's most recent Financial Statement, Annual Report on Form 10-K or Quarterly Report on Form 10-Q delivered to the Bank;

     (ii) No Event of Default or Unmatured Event of Default shall have occurred and be continuing; and

     (iii) Each of the Facility Documents remains in full force and effect.

The submission by the Company to the Bank of each Standby Application or Commercial L/C Application shall be deemed to be a representation and warranty by the Company as of the date of each such Standby Application or Commercial L/C Application as to the matters set forth in this Subsection 2.03(c).

SECTION III. REPRESENTATIONS AND WARRANTIES.

3.01. The Company's Representations and Warranties. To induce the Bank to enter into this Agreement and to make available the Facilities hereunder, the Company represents and warrants to the Bank that:

     (a) Due Incorporation, Qualification, etc. The Company and its Subsidiaries (i) are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, (ii) have the power and authority to own their property and carry on their businesses as now being conducted, and (iii) are duly qualified and in good standing as foreign corporations in each jurisdiction where the failure to qualify would have a material adverse effect on their operations or condition (financial or otherwise).

     (b) Authority. The execution, delivery and performance by the Company of this Agreement and the other Facility Documents, and the execution, delivery and performance by D/T and DWC, as the case may be, of such corporation's Continuing Guaranty and Security Agreement (Chattel Mortgage) (and, in the case of D/T, the Deed of Trust), are within the corporate power of the Company, D/T or DWC, as the case may be, have been duly authorized by all necessary corporate action, do not require any registration with, consent or approval of, license or permit from, or notice to any Person, do not contravene any law, rule or regulation, any order, writ, decree or judgment of any Person, or the constitutive documents of the Company, D/T, or DWC, as the case may be, do not violate or constitute a default under any mortgage, indenture, lease, contract or other agreement or instrument binding upon the Company, D/T, DWC or any other Subsidiary, and will not result in or require the creation of any lien on the property, assets or revenue of the Company, D/T, DWC or any other Subsidiary (except such liens as may be created in favor of the Bank pursuant to this Agreement and the other Facility Documents).

     (c) Enforceability. This Agreement and the other Facility Documents constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Continuing Guaranties and the Security Agreements (Chattel Mortgage) of D/T and DWC, and the Deed of Trust, constitute legal, valid and binding obligations of D/T or DWC, as the case may be, enforceable against it in accordance with their terms, except, in each case, as limited by bankruptcy, insolvency or other laws of general application relating .o or affecting the enforcement of creditors' rights and general principles of equity.

     (d) Compliance with Laws Other Agreements etc. Neither the Company nor any Subsidiary is in violation or default with respect to any applicable laws, rules or regulations which materially affect the operations or condition
(financial or otherwise) of the Company or such Subsidiary, nor are they, or any of them, in violation or default with respect to any order, writ, decree or judgement of any Person or in violation or default (nor is there any waiver in effect which, if not in effect, would result in a violation or default) under any mortgage, indenture, lease, contract or other agreement or instrument binding upon the Company or any Subsidiary, where such violation or default might have a material adverse effect on the operations or condition (financial or otherwise) of the Company or such Subsidiary.

     (e) Litigation. Except as set forth (with estimates of the dollar amounts involved) in a schedule heretofore furnished by the Company to the Bank, no litigation
(including, without limitation, derivative actions), arbitration proceedings or governmental proceedings are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which would, if adversely determined, have a material adverse effect on the operations or condition (financial or otherwise) of the Company or such Subsidiary.

     (f) Title. The Company and each Subsidiary have good and marketable title to the assets and properties reflected in the Financial Statement referred to in Subsection 3.01(g) hereof (except those assets and properties disposed of in the ordinary course of business since the date of such Financial Statement) and all assets and properties acquired by it since such date (except those disposed of in the ordinary course of business). Such assets and properties are subject to no mortgage, pledge, encumbrance, lien, or charge of any kind, except for Permitted Liens and liens created in favor of the Bank.

     (g) Financial Statements. The Company's audited Financial Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 1997, and any subsequent Financial Statements, Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q which have been furnished to the Bank, were prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of the Company as at their respective dates and the results of operations for the fiscal year period or portion thereof then ended. Since the date of the most recent Financial Statement, Annual Report on Form 10-K or Quarterly Report on Form 10-Q furnished to the Bank, there has been no material adverse change in the operations or condition (financial or otherwise) of the Company.

     (h) Subsidiaries. Exhibit F hereto is a complete and accurate list of all Subsidiaries, showing as of the date of this Agreement as to each such Subsidiary the jurisdiction of its incorporation and the proportionate ownership by the Company, whether direct or indirect, of its voting stock. Except as disclosed in Exhibit F, the Company directly or indirectly owns, free and clear of all liens, charges and encumbrances, all the outstanding shares of each such Subsidiary, and all such shares are validly issued, fully paid and nonassessable.

     (i) ERISA. Each pension, profit-sharing or other employee benefit plan maintained by the Company and each Subsidiary (individually a "Plan") is in material compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), and all applicable rules and regulations promulgated thereunder, and the Company has filed or caused to be filed all material reports required to be filed by ERISA, the Code and such rules and regulations with respect to each Plan. There is no accumulated funding deficiency, as defined in Section 412(a) of the Code, with respect to any Plan subject to Section 412 of the Code, and neither the Company nor any Subsidiary has any termination or withdrawal liability under Title IV of ERISA.

     (j) Other Regulations. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any Federal, state or foreign statute or regulation limiting its ability to incur Indebtedness.

     (k) Patent and Other Rights. The Company and each Subsidiary possess or have the right to use all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto which are required to conduct their businesses as now conducted without known conflict with the rights of others which would materially affect such businesses.

     (1) Taxes. The Company has filed or caused to be filed all tax returns which are required to be filed by it and each Subsidiary pursuant to the laws, regulations and orders of each Person with taxing power over the Company and such Subsidiaries and the assets thereof. The Company and each Subsidiary have paid, or made provision for the payment of, all taxes, assessments, fees and other governmental charges which have or may have become due pursuant to said returns, or otherwise, or pursuant to any assessment received by the Company or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with generally accepted accounting principles) have been provided.

     (m) Margin Stock. Neither the Company nor any
Subsidiary owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Company or such Subsidiary.

     (n) Compliance with Securities Laws. All offers and sales of the stock and other securities of the Company have been made in compliance with or pursuant to available exemptions from all applicable Federal and state securities laws, including without limitation the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

     (o) Drafts. All drafts presented or to be presented to the Bank for acceptance under the terms and conditions of a Commercial L/C are or will be in compliance with the provisions of Subsection 1.04(c) hereof.

     (p) Licensing. All import, export and/or shipping licenses and other governmental approvals required in connection with the transactions contemplated by each Letter of Credit have or will have been duly, and in timely fashion, obtained by or on behalf of the Company, and the transactions contemplated by each Letter of Credit comply or will comply in all respects with all applicable domestic and foreign laws, rules and regulations.

3.02. Continuation. The representations and warranties set forth in Section 3.01 hereof are continuing in character and, when the context so permits, shall continue in effect as representations and warranties throughout the term of this Agreement.

SECTION IV. COVENANTS.

4.01. Affirmative Covenants. Until the termination of this Agreement and the satisfaction in full by the Company of all Obligations, the Company agrees that it will comply, and as appropriate will cause each Subsidiary to comply, with the following affirmative covenants unless the Bank shall otherwise consent in writing:

     (a) Financial Statements, Reports, etc. The Company will furnish to the Bank:

     (i) Within thirty (30) days after the close of each calendar month, a copy of the Financial Statement of the Company for such calendar month certified by the chief executive officer, the president or the chief financial officer of the Company to have been prepared in accordance with generally accepted accounting principles consistently applied, except for any inconsistencies explained in such certificate:

     (ii) Within forty-five (45) days after the close of each fiscal quarter of the Company, a copy of the Company's
Quarterly Report on Form 10-Q for such fiscal quarter;

     (iii) Within ninety (90) days after the close of each fiscal year of the Company, a copy of the audited Financial
Statement of the Company for such fiscal year, prepared by independent certified public accountants selected by the Company and acceptable to the Bank, together with the unqualified opinion of such accountants;

     (iv) Within ninety (90) days after the close of each fiscal year of the Company, a copy of the Company's Annual
Report on Form 10-K for such fiscal year;

     (v) Contemporaneously with each Quarterly Report on Form 10-Q required by Subsection 4.01(a)(ii) hereof and each annual Financial Statement required by Subsection 4.01(a)(iii) hereof, a certificate of the chief executive officer, the president or the chief financial officer of the Company stating that no Event of Default and no Unmatured Event of Default has occurred and is continuing, or, if any such Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto;

     (vi) Promptly upon receipt thereof, copies of all reports submitted to the Company by independent certified public accountants in connection with each annual or special audit of the Financial Statements of the Company made by such accountants, including, without limitation, the comment letter submitted to management by such accountants in connection with their annual audit;

     (vii) Within forty-five (45) days after the commencement of each fiscal year of the Company, copies of the Company's annual budget, projections and operating plans for such fiscal year;

     (viii) Promptly after the sending, making available or filing thereof, copies of all reports, proxy statements and financial statements which the Company sends or makes available to its stockholders or the holders of any other securities of the Company and all registration statements and reports which the Company files with the Securities and Exchange Commission, or any successor Person thereto, or with any national securities exchange;

     (ix) Within thirty (30) days after the close of each calendar month (A) statements showing, as at the end of such calendar month, the aging of the accounts receivable of D/T and the accounts receivable of DWC, and (B) consolidating statements showing, as at the end of such calendar month, the aging of the accounts receivable of the Company and its Subsidiaries, each in form and detail satisfactory to the Bank;

     (x) Within forty-five (45) days after the close of each fiscal quarter of the Company, a copy of the Percent of Completion Analysis and the Contract Profitability Report of
D/T as at the end of such fiscal quarter;

     (xi) Promptly after the occurrence of any reportable event under Section 4043(b)(5), (6) or (9) of ERISA with respect to any Plan or any decision by the Company or a Subsidiary to terminate or withdraw from any Plan, a certificate signed by an officer of the Company describing any such event or decision accompanied by a copy of any materials sent to or filed with the Internal Revenue
Service, the Department of Labor or the Pension Benefit
Guaranty Corporation relating thereto;

     (xii) As soon as possible and in no event later than five (5) days after the occurrence of an Event of Default or an Unmatured Event of Default, the statement of the chief executive officer, the president or the chief financial officer of the Company setting forth the details of such Event of Default or Unmatured Event of Default and the action which the Company has taken, is taking or proposes to take with respect thereto;

     (xiii) Prompt notice of the commencement against the Company or any Subsidiary of any litigation, arbitration proceedings or governmental proceedings involving potential or asserted liability of the Company or such Subsidiary in an amount in excess of Two Hundred Fifty Thousand Dollars
($250,000.00);

     (xiv) Prompt notice of any attachment or other legal process levied, or any notice of tax lien filed, against any of the Collateral and of any information received by the Company relating to matters which could have a material adverse effect upon the value of the Collateral taken as a whole or the rights and remedies of the Bank in respect thereto;

     (xv) Prompt notice of any change in the location at which any inventory of the Company, D/T or DWC is or will be kept, other than for temporary processing, temporary storage or similar purposes, or at which records relating to the accounts receivable of the Company, D/T or DWC are or will be kept; and

     (xvi) Such other information respecting the operations or condition (financial or otherwise) of the Company or any Subsidiary as the Bank may reasonably request.

     (b) Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies and associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

     (c) Taxes and Other Indebtedness. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, when due, any and all Indebtedness, liens, charges, taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, prior to the date upon which penalties accrue thereon, and lawful claims which, if unpaid, might become a lien or charge upon the property of the Company or such Subsidiary, except such as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided appropriate reserves are maintained to the satisfaction of the Bank.

     (d) Maintenance of Existence; Conduct of Business. The Company will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its corporate existence, its business as presently conducted, and all of its rights, privileges and franchises necessary or desirable in the normal conduct of said business, provided, however, that nothing herein contained shall prevent the Company or any Subsidiary from exercising any of its rights under Subsection 4.02(b) hereof. The Company will, and will cause each Subsidiary to, conduct its business in an orderly, efficient and regular manner, keep its properties useful or necessary in its business in good working order and condition, and from time to time make all needed repairs, renewals and replacements thereto, so that the efficiency of its properties shall be usefully preserved. The Company will comply, and will cause each Subsidiary to comply, with all applicable laws, rules, regulations, orders, writs, decrees and judgments, with its constitutive documents, and with the terms of all mortgages, indentures, leases, contracts and other agreements and instruments binding upon the Company or such Subsidiary, except where contested in good faith and by appropriate proceedings.

     (e) Financial Records etc. The Company at all times will keep and maintain, and will cause each Subsidiary to keep and maintain, accurate books of record and account in accordance with generally accepted accounting principles consistently applied. The Company will permit, and will cause each Subsidiary to permit, the Bank or representatives thereof to inspect, audit and examine its books and records and to take extracts therefrom and to inspect the properties and assets of the Company and each Subsidiary.

     (f) Use of Facilities. The Company will use the Facilities and the proceeds of Revolving Loans only for the purposes, and in the manner, specifically set forth in the applicable sections of Section I hereof. No part of the proceeds of any of the Facilities hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Company or the Bank in a violation of Regulations G, T, U or X issued by the Board of Governors of the Federal Reserve System.

     (g) ERISA. The Company will, and will cause each Subsidiary to, (i) comply with the minimum funding requirements of ERISA for each Plan, (ii) file all material reports with respect to each Plan required to be filed by ERISA, the Code and all applicable rules and regulations promulgated thereunder, and (iii) otherwise maintain each Plan in material compliance with ERISA, the Code and such rules and regulations.

     (h) Documents and Related Goods Released to the Company. The Company will hold all documents of title which are obtained by the Bank from beneficiaries under Commercial L/C's or others and which are thereafter released to the Company, together with such of the goods represented thereby as constitute inventory of the Company, and-all additions or accessions to, or products of, such goods, in trust for the Bank and subject to any security interest granted by the Company to the Bank therein, to be used solely for the purpose of ultimate sale or exchange or for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with the goods in a manner preliminary to their sale or exchange and for no other purpose.

4.02. Negative Covenants. Until the termination of this Agreement and the satisfaction in full by the Company of all Obligations, the Company agrees that it will comply, and as appropriate will cause each Subsidiary to comply, with the following negative covenants:

     (a) Liens. The Company will not, and will not permit any Subsidiary to, create or assume, or permit to exist, any mortgage, lien, charge or encumbrance on, pledge of, or other security interest in, any property or assets of any kind of the Company or such Subsidiary, except for Permitted Liens and liens created in favor of the Bank.

     (b) Sale of Assets. Without the prior written consent of the Bank, which consent shall be timely (if given) and not unreasonably withheld, the Company will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of any of its property or assets; provided, however, that the Company and its Subsidiaries may sell, lease, transfer or otherwise dispose of assets in the ordinary course of business.

     (c) Consolidation or Merger. The Company will not, and will not permit any Subsidiary to, consolidate with or merge into any other Person or permit any other Person to merge into it; provided, however, that so long as no Event of Default and no Unmatured Event of Default shall have occurred and be continuing either immediately prior to or immediately after the taking of any such action, or shall be caused thereby, then (i) any wholly-owned Subsidiary may be merged into any other wholly-owned Subsidiary, and (ii) any wholly-owned Subsidiary may be merged into the Company (but only if the Company is the surviving corporation).

     (d) Dividends and Redemptions. The Company will not (i) declare or pay dividends on, or declare or make distributions on account of, any shares of any class of its stock now or hereafter outstanding, or set apart any sums for any such purpose (except for dividends payable solely in shares of the Company's stock), or (ii) directly or indirectly redeem, retire, purchase, or otherwise acquire beneficially any shares of any class of its own stock now or hereafter outstanding, or set apart any sums for any such purpose, unless, in the case of each such action, no Event of Default and no Unmatured Event of Default shall have occurred and be continuing either immediately prior to or immediately after the taking of such action, or shall be caused thereby.

     (e) Acquisitions. Without the prior written consent of the Bank, which consent shall be timely (if given) and not unreasonably withheld, the Company will not, and will not permit any Subsidiary to, acquire by purchase of stock or by purchase of assets, in exchange for cash or shares of capital stock or other securities of the Company or any other Person, all or any substantial division or portion of the assets or business of any other Person.

     (f) Unsecured Indebtedness Investments Advances and Guaranties. The Company will not, and will not permit any Subsidiary to, incur any unsecured Indebtedness, advance funds to (whether by way of loan, stock purchase, capital contribution, or otherwise) or incur any Indebtedness with respect to the obligations of, any Person; provided, however, that the Company and its Subsidiaries may (i) make acquisitions, whether by purchase of stock or by purchase of assets, of all or any substantial division or portion of the assets and business of another Person as and to the extent permitted by Subsection 4.02(e) hereof, (ii) make advances to finance sales in the ordinary course of business, (iii) incur trade debt in the ordinary course of business, and
(iv) purchase certificates of deposit from banks with deposits in excess of Five Hundred Million Dollars ($500,000,000.00), securities issued by the United States government and commercial paper rated A-1 by Standard & Poor's or Prime-1 by Moody 's.

     (g) Change of Name etc. The Company will not, and will not permit any Subsidiary to, change its name unless, in each instance, the Company shall have given the Bank not fewer than thirty (30) days prior written notice of such change and shall have executed and delivered to the Bank, or shall have caused to be executed and delivered to the Bank, such documents and instruments as the Bank may reasonably require to maintain perfected the security interests theretofore granted by the Company or such Subsidiary to the Bank pursuant to the terms and conditions of this Agreement and the other Facility Documents. Additionally, the Company will not, and will not permit D/T or DWC to, establish its chief executive office or keep its records relating to Collateral at any location outside the State of California.

     (h) Capital Expenditures. The Company will not, and will not permit any Subsidiary to, make any expenditures for fixed or capital assets (including, without limitation, expenditures under capital leases) which would cause the aggregate of all expenditures for fixed or capital assets made by the Company and all Subsidiaries (including, without limitation, expenditures under capital leases) to exceed Two Million Dollars ($2,000,000.00) during any fiscal year of the Company.

     (i) Tangible Net Worth. The Company will not, as at the end of any fiscal quarter of the Company, permit its consolidated Tangible Net Worth to be less than the sum of
(i) Twenty-four Million Two Hundred Fifty Thousand Dollars ($24,250,000.00), (ii) seventy-five percent (75%) of the cumulative consolidated net after tax profits of the Company for all fiscal quarters of the Company ending after March 31, 1996 and on or prior to the date of computation (without reduction, however, for consolidated net after tax losses sustained by the Company for any of such fiscal quarters), and (iii) the aggregate amount of all infusions of equity made on or after April 1, 1996.

     (j) Total Liabilities to Tangible Net Worth. The
Company will not permit the ratio of its consolidated total liabilities to its consolidated Tangible Net Worth to be greater than 1.60:1.00 as at the end of any fiscal quarter of the Company.

     (k) Profitability. The Company will not (i) suffer or incur a consolidated net after tax loss in excess of Seven Hundred Thousand Dollars ($700,000.00) for the fiscal quarter of the Company ending June 30, 1997, (ii) permit its consolidated net after tax profits to be less than Five Hundred Thousand Dollars ($500,000.00) for the fiscal quarter of the Company ending September 30, 1997, or suffer or incur a consolidated net after tax loss in excess of Eighty-eight Thousand Dollars ($88,000.00) for the year-to-date fiscal period of the Company ending September 30, 1997,
(iii) permit its consolidated net after tax profits to be less than Five Hundred Fifty Thousand Dollars ($550,000.00) for the fiscal quarter of the Company ending December 31, 1997, or less than Six Hundred Five Thousand Dollars ($605,000.00) for the year-to-date fiscal period of the Company ending December 31, 1997, and (iv) permit its consolidated net after tax profits to be less t0han Six Hundred Fifty-one Thousand Dollars ($651,000.00) for the fiscal quarter of the Company ending March 31, 1998, or less than One Million Four Hundred Thousand Dollars ($1,400,000.00) for the fiscal year of the Company ending March 31, 1998.

     (1) Current Ratio. The Company will not permit the ratio of its consolidated current assets (excluding prepaid expenses) to its consolidated total current liabilities to be less than 1.60:1.00 as at the end of any fiscal quarter of the Company; provided, however, that for purposes of making such calculation (i) advance payments related to contracts which are accounted for as current deferred credits shall be netted against consolidated current assets and excluded from consolidated total current liabilities, and (ii) any portion of the aggregate principal amount of Revolving Loans outstanding under the Revolving Loan
Facility which would otherwise constitute a current liability shall be excluded from consolidated total current liabilities.

     (m) Cash Flow Coverage Ratio. The Company will not permit the ratio of (i) the sum of (A) its consolidated after tax net profits, (B) its consolidated interest expenses, and (C) its consolidated depreciation and amortization expenses, to (ii) the sum of (A) the current portion of its consolidated long term debt (but excluding any portion of the aggregate principal amount of Revolving Loans outstanding under the Revolving Loan Facility which would otherwise constitute long term debt), (B) its consolidated interest expenses, (C) its consolidated capital expenditures, and (D) its dividends and stock repurchases, to be less than 2.25:1.00 as at the end of any fiscal year of the Company.

SECTION V.

CHANGE IN CIRCUMSTANCES.

5.01. Unavailability of LIBOR Funding or Inability to Determine Rates. If, on or before the first day of any Interest Period for a LIBOR Revolving Loan, the Bank determines that (a) deposits in the amount of such loan for such Interest Period are not available to the Bank in the offshore interbank market(s) from which the Bank is then funding such loans, or (b) the LIBO Rate for such Interest Period cannot be adequately and reasonably determined due to circumstances affecting such offshore interbank market(s), which determination by the Bank shall be conclusive and binding upon the Company, the Bank shall immediately give notice thereof to the Company. After the giving of any such notice and until the Bank shall otherwise notify the Company that the circumstances giving rise to such condition no longer exist, the Company's right to request the making of or conversion to, and the Bank's obligation to make or convert to, a LIBOR Revolving Loan shall be suspended. Any LIBOR Revolving Loan outstanding at the commencement of any such suspension shall be converted, at the end of the then current Interest Period for such loan, to a Reference Rate Revolving Loan unless such suspension has then ended.

5.02. Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or change in the interpretation or administration thereof by any governmental authority, central bank, comparable agency or other Person charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority (a "Change of Law") shall make it unlawful or impossible for the Bank to make or maintain a LIBOR Revolving Loan, the Bank shall immediately notify the Company of such Change of Law. After the Company's receipt of such notice, the Company's right to request the making of or conversion to, and the Bank's obligation to make or convert to, a LIBOR Revolving Loan shall be terminated, and the Company shall either (a) at the end of the then current Interest Period for any LIBOR Revolving Loan then outstanding, convert such loan to a Reference Rate Revolving Loan, or (b) immediately repay or convert any LIBOR Revolving Loan then outstanding if the Bank shall notify the Company that the Bank may not lawfully continue to fund and maintain such loan.

5.03. Increased Costs. any Change of Law:

If, after the date of this Agreement,

     (a) Shall subject the Bank to any tax, duty or other charge with respect to a LIBOR Revolving Loan or the Bank's obligation to make such a loan, or shall change the basis of taxation of payments by the Company to the Bank on or in respect of such a loan under this Agreement (except for changes in the rate of taxation on the overall net income of the Bank); or

     (b) Shall impose, modify or hold applicable any reserve, special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by the Bank for a LIBOR Revolving Loan (except for any reserve, special deposit or other requirement included in the determination of the LIBO Rate); or

     (c) Shall impose on the Bank any other condition directly related to any LIBOR Revolving Loan;
and the effect of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining a LIBOR Revolving Loan beyond any adjustment made by the Bank in determining the applicable interest rate for such loan, or to reduce any amount receivable by the Bank hereunder, then the Company shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to reimburse the Bank for such increased costs or to compensate the Bank for such reduced amounts. A certificate as to the amount of such increased costs or reduced amounts, submitted to the Company by the Bank, shall, in the absence of manifest error, be conclusive and binding on the Company for all purposes.

5.04. Capital Adequacy. If, after the date of this Agreement, any Change of Law shall have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such Change of Law (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, upon demand by the Bank, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. The Bank shall deliver to the Company a certificate setting forth the amount of any reduction for which the Bank has so demanded compensation, and the Company acknowledges and agrees that such a certificate so delivered to the Company shall, in the absence of manifest error, be conclusive and binding as to the amount of such reduction for all purposes.

SECTION VI. DEFAULT.

6.01. Events of Default. The occurrence or existence of an one or more of the following shall constitute an "Event of Default" hereunder:

     (a) The Company shall fail to pay when due any principal payment or reimbursement obligation, or shall fail to pay within five (5) days of the due date thereof any interest, fee, commission or other payment, required under the terms of this Agreement or any of the other Facility Documents; or

     (b) The Company shall fail to observe or perform any covenant, obligation, condition or agreement set forth in
Section 4.02 hereof or in Subsection 4.01(a)(xii) hereof; or

     (c) The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Facility Documents, and such failure shall continue for ten (10) days after written notice thereof to the Company from the Bank; or

     (d) Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to the Bank in or in connection with this Agreement or any of the other Facility Documents, or as an inducement to the Bank to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

     (e) The Company, any Subsidiary or any Guarantor shall fail to pay when due any principal or interest payment required under the terms of any bond, debenture, note or other evidence of Indebtedness required to be paid by the Company, such Subsidiary or such Guarantor (except for payments required hereunder or under the other Facility
Documents) beyond any period of grace provided with respect thereto, or shall default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, the Indebtedness evidenced by such bond, debenture, note or other evidence of Indebtedness to become due prior to its stated date of maturity; or

     (f) The Company, any Subsidiary or any Guarantor shall
(i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) commence a voluntary case or other proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

     (g) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, any Subsidiary or any Guarantor or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, any Subsidiary or any Guarantor or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and shall not be dismissed or discharged within thirty (30) days of commencement; or

     (h) A final judgment or order for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($2SO,000.00) shall be rendered against the Company, any Subsidiary or any Guarantor and the same shall remain undischarged for a period of twenty (20) days during which execution shall not be effectively stayed, or any judgment, writ, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company, any Subsidiary or any Guarantor and such judgment, writ, or similar process shall not be released, stayed, vacated, bonded or otherwise dismissed within twenty (20) days after its issue or levy; or

     (i) Any other event or condition which has a material adverse effect on the operations or condition (financial or otherwise) of the Company shall occur or exist, or any Guaranty shall be revoked in whole or in part, or shall cease at any time to be in full force and effect in accordance with its terms, or a Guarantor shall so assert in writing.

6.02. Remedies. Immediately and without notice upon the occurrence of an Event of Default specified in Subsection 6.01(f) or (g) hereof, or, at the option and upon the declaration of the Bank, upon the occurrence of any other Event of Default, all Obligations owed to the Bank (including without limitation amounts payable in respect of Letters of Credit which have not expired, whether or not the beneficiaries thereof have presented the drafts and other documents required thereunder) shall immediately become due and payable and the obligation of the Bank under this Agreement and the other Facility Documents to make any Revolving Loan or to issue any Letter of Credit shall be terminated, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, and the Bank may immediately, and without the expiration of any other period of grace, enforce payment of the Obligations and exercise any and all other rights and remedies granted to it by this Agreement, any of the other Facility Documents or at law, in equity or otherwise. All amounts paid to the Bank in respect of the obligations of the Bank to the beneficiaries of Letters of Credit which have not expired or with respect to which presentment for honor shall not have occurred shall be deposited in an account as cash collateral (and the Company hereby grants to the Bank a security interest in any such account which may hereafter be established) and the unused portion thereof, if any, shall be returned to the Company after the later to occur of the latest expiry date of such Letters of Credit or the date on which all Obligations shall have been paid in full.

6.03 Unmatured Events of Default. Upon the occurrence of any Unmatured Event of Default, the obligation of the Bank under this Agreement and the other Facility Documents to make any Revolving Loan or to issue any Letter of Credit shall be suspended until such event is either waived by the Bank or, to the extent allowed hereunder, cured by the Company.

SECTION VII. INTERPRETATION.

7.01. Definitions. As used herein, the following terms shall have the respective meanings set forth below or set forth in the Section or Subsection reference following such term:

"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person; a Person shall be deemed to control another Person if such Person owns, directly or indirectly, ten percent
(10%) or more of the outstanding capital stock or similar interests of the other Person or otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other
Person, whether through ownership of voting securities, by contract or otherwise.

"Agreement" shall mean this Amended and Restated Credit
Agreement and Note, as amended, modified, extended, renewed or supplemented from time to time.

"Bank" shall have the meaning given to that term in the introductory paragraph hereof.

"Banking Day" shall mean a day (other than a Saturday or Sunday) on which commercial banks are open for business in San Diego, California, and, with respect to a LIBOR
Revolving Loan, a day which is also a day on which dealings in Dollar deposits outside of the United States may be carried on by the Bank, and "Banking Days" shall mean two
(2) or more such days.

"Change of Law" shall have the meaning given to that term in
Section 5.02.

"Code" shall have the meaning given to that term in Subsection 3.01(i).

"Collateral" shall mean all real and/or personal property of the Company, D/T or DWC which is now or hereafter assigned to the Bank as security or in which the Bank now has or hereafter acquires a security interest.

"Column D Country" and "Column D Countries" shall have the meanings given to those terms in Subsection 1.01(f).

"Commercial L/C" and "Commercial L/C's" shall have the meanings given to those terms in Section 1.01.

"Commercial L/C Application" shall have the meaning given to that term in Subsection 1.04(a)(ii).

 "Commercial L/C Utilization" shall have the meaning given to that term in Subsection l.Ol(a)(v).

"Company" shall have the meaning given to that term in the introductory paragraph hereof.

"Deed of Trust" shall mean the Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing referred to in Subsection 1.05(c)(ii)(B) hereof, as the same has heretofore been amended, and as it may hereafter be amended, modified, extended, renewed, supplemented or replaced from time to time.

"Deposits" shall mean all demand, time, savings or similar accounts maintained with any office of the Bank, whether a general or special account and whether containing proceeds of the Collateral or other property of the Company, together with all certificates of deposit, passbooks and other instruments or documents evidencing or relating to the foregoing.

"Designated Account" shall have the meaning given to that term in Subsection 1.02(c).

"Dollar", "Dollars" and "$" each shall mean lawful currency of the United States of America.

"D/T" shall have the meaning given to that term in Subsection 1.05(c) (ii).

"DWC" shall have the meaning given to that term in Subsection 1.05(c)(iii).

"Effective Date" shall mean the date on which this Agreement becomes effective as provided in Section 2.01 hereof.

"ERISA" shall have the meaning given to that term in Subsection 3.01(i).

"Event of Default" shall have the meaning given to that term in Section 6.01.

"Facility" shall mean the Revolving Loan Facility, the Standby Facility or the L/C Facility, and "Facilities" shall mean any two (2), or all, of the Revolving Loan Facility, the Standby Facility and the L/C Facility.

"Facility Account" shall have the meaning given to that term in Subsection 1.05(a).

"Facility Documents" shall mean this Agreement and all other documents, instruments and agreements delivered or to be delivered in connection with the transactions contemplated hereby.

"Financial Statement" shall mean (i) with respect to any nonfiscal quarter accounting period for the Company, consolidated and consolidating statements of income of the Company and its consolidated Subsidiaries for such period, and consolidated and consolidating balance sheets of the Company and its consolidated Subsidiaries as at the end of such period, setting forth in the consolidated statements of income in comparative form figures for the corresponding period in the preceding fiscal year and setting forth in the consolidated balance sheets in comparative form figures from the preceding fiscal year end, all prepared in reasonable detail and in accordance with generally accepted accounting principles consistently applied, and (ii) with respect to any fiscal quarter accounting period for the Company, financial statements of the Company and its consolidated Subsidiaries prepared in accordance with Securities and Exchange Commission requirements for Form 10-Q or Form 10-K, as the case may be, and consolidating statements of income of the Company and its consolidated Subsidiaries for such period and consolidating balance sheets of the Company and its consolidated Subsidiaries as at the end of such period, prepared in reasonable detail and in accordance with generally accepted accounting principles consistently applied.

"Guarantor" shall mean any Person obligated on a Guaranty.

"Guaranty" shall mean either of the Continuing Guaranties referred to in Subsections 1.05(c)(ii) and (iii) hereof, or any other guaranty which may hereafter be given to the Bank with respect to the Obligations of the Company arising hereunder or under the other Facility Documents, as each of the same may be amended, modified, extended, renewed or supplemented from time to time.

"Indebtedness" shall mean and include, with respect to any Person, all items of indebtedness which, in accordance with generally accepted accounting principles and practices, would be included in determining liabilities as shown on the liability side of the balance sheet of such Person as of the date on which indebtedness is to be determined and shall also include all indebtedness and liabilities of others assumed or guarantied by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance funds or otherwise.

 "Interest Period" shall mean, with respect to a LIBOR Revolving Loan, the time period selected by the Company pursuant to Subsection 1.02(b)(iv) or 1.02(e)(iii) hereof which commences on the first day of such loan and ends on the last day of such time period and, thereafter, each subsequent time period selected by the Company pursuant to Subsection 1.02(f)(ii) hereof which commences on the last day of the immediately preceding time period and ends on the last day of that time period.

"L/C Facility" shall mean the Facility more particularly described in Section 1.04 hereof pursuant to which the Bank will issue Commercial L/C's for the account of the Company.

"Letter of Credit" shall mean either a Standby L/C or a Commercial L/C, and "Letters of Credit" shall mean two (2) or more Standby L/C's, two (2) or more Commercial L/C's, or any combination of Standby L/C's and Commercial L/C's.

"Letter of Credit Facilities Termination Date" shall have the meaning given to that term in Section 1.01.

"LIBO Rate" shall mean, for each Interest Period with respect to a LIBOR Revolving Loan, the adjusted per annum rate determined by the Bank to be the rate at which Dollar deposits can be acquired by the Bank outside of the United States two (2) Banking Days before the commencement of such Interest Period in an amount comparable to such loan and for a time period comparable to such Interest Period, adjusted to reflect the cost to the Bank of reserve requirements and broker's fees directly related to the acquisition and maintenance by the Bank of such deposits. The Bank's determination of such adjusted per annum rate shall be conclusive in the absence of manifest error, whether or not such deposits are actually acquired by the Bank.

"LIBOR Revolving Loan" and "LIBOR Revolving Loans" shall have the meanings given to those terms in Subsection
1.02(b)(i)(B).

"Mar-tin Stock" shall have the meaning given to that term in Regulation U issued by the Board of Governors of the Federal
Reserve System, as amended from time to time, and any successor regulation thereto.

"Notice of Revolver Borrowing" shall have the meaning given to that term in Subsection 1.02(b).

"Notice of Revolver Conversion" shall have the meaning given to that term in Subsection 1.02(e).

 "Notice of Revolver Interest Period Selection" shall have the meaning given to that term in Subsection 1.02(f)(ii).

"Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Bank of every kind and description
(whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Facility Documents, including without limitation all interest, fees, charges, expenses, attorneys' fees and accountants' fees chargeable to the Company or incurred by the Bank in connection with its dealings with the Company and payable by the Company hereunder and thereunder.

"Permitted Liens" shall mean and include:

     (i) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of the Bank for the eventual payment thereof subsequently found payable by the Company or a Subsidiary, as the case may be;

     (ii) Liens of carriers, warehousemen, mechanics, materialmen, vendors and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of the Bank for the eventual payment thereof if subsequently found payable by the Company or a Subsidiary, as the case may be;

     (iii) Deposits under workers' compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

     (iv) Liens arising out of a judgment or award not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to which an appeal is being prosecuted, a stay of execution pending appeal having been secured;

     (v) Liens created to secure the payment of the purchase price of properties or assets (other than 1nventory) acquired by the Company or a Subsidiary, provided that such liens do not at any time encumber any property or asset other than the property or asset financed by such Indebtedness;

     (vi) Liens on real property owned by the Company or Subsidiary and created to secure the repayment of money borrowed by the Company or such Subsidiary, provided that
(A) no Event of Default and no Unmatured Event of Default shall have occurred and be continuing either immediately prior to or immediately after the borrowing of such money or the creation of such lien, or shall be caused thereby, (B) all money so borrowed shall be retained by the Company or such Subsidiary, as the case may be, and used solely for the ordinary business purposes of the Company or such Subsidiary (but under no circumstances for payment of dividends), and
(C) the Company or such Subsidiary, as the case may be, shall have given the Bank notice of its intent so to borrow such money and so to create such lien within five (5) days of its first entering into discussions with a potential broker or lender; and

     (vii) Liens created to secure the payment of rentals of properties or assets leased by the Company or a Subsidiary, whether for a term which is less than, equal to or greater than one (1) year, provided the aggregate rentals in respect of capital leases, computed on an annual basis, do not exceed at any given time the amount permitted pursuant to Subsection 4.02(h) hereof.

"Person" shall mean any natural person, corporation, partnership, firm, association, government, governmental agency, court or any other entity whether acting in an individual, fiduciary or other capacity.

"Plan" shall have the meaning given to that term in Subsection 3.01(i).

"Reference Rate" shall mean the per annum rate publicly announced by the Bank from time to time at its Head Office in San Francisco, California as its "reference rate". The
Reference Rate is determined by the Bank from time to time as a means of pricing credit extensions to some customers and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by the Bank at any given time for any particular class of customers or credit extensions.

"Reference Rate Revolving Loan" and "Reference Rate
Revolving Loans" shall have the meanings given to those terms in Subsection 1.02(b)(i)(A).

 "Revolving Loan" and "Revolving Loans" shall have the meanings given to those terms in Section 1.01.

"Revolving Loan Facility" shall mean the Facility more particularly described in Section 1.02 hereof pursuant to which the Bank will make Revolving Loans to the Company.

"Revolving Loan Facility Termination Date" shall have the meaning given to that term in Section 1.01.

"Revolving Loan Utilization" shall have the meaning given to that term in Subsection l.Ol(a)(i).

"Standby Application" shall have the meaning given to that term in Subsection 1.03(a)(ii).

"Standby Facility" shall mean the Facility more particularly described in Section 1.03 hereof pursuant to which the Bank will issue Standby L/C's for the account of the Company.

"Standby L/C" and "Standby L/C's" shall have the meanings given to those terms in Section 1.01.

"Standby L/C Utilization" shall have the meaning given to that term in Subsection l.Ol(a)(iii).

"Subsidiary" shall mean any corporation more than fifty percent (50%) of the outstanding voting stock of which is directly or indirectly owned by the Company, or by one (1)
or more of its Subsidiaries, or by the Company and one (1) or more of its Subsidiaries, and "Subsidiaries" shall mean two (2) or more such corporations.

"Tangible Net Worth" shall mean, with respect to any given Person, the difference between (i) the gross book value of the assets of such Person, and (ii) the sum of (A) the amount of all intangibles such as goodwill, patents, trademarks, organization expense, unamortized debt discount and expense, deferred charges and deferred tax assets in excess of Two Million Six Hundred Thousand Dollars ($2,600,000.00), (B) the amount of all treasury stock, (C) the amount of reserves established by such Person for anticipated losses and expenses, (D) all amounts due to such Person from officers, directors, shareholders and/or Affiliates of such Person, and (E) the amount of all liabilities of such Person, including accrued but deferred income taxes.

"Unmatured Event of Default" shall mean any event or occurrence not yet constituting an Event of Default but which, with the giving of notice or the passage of time or both, would constitute an Event of Default.

"Yield Rate" shall mean, as of any date for a LIBOR
Revolving Loan being prepaid (in whole or in part) on such date, the per annum rate at which the Bank could, on or about such date, purchase marketable securities issued by the United States Treasury in an amount comparable to the amount of principal of such LIBOR Revolving Loan so being prepaid and for a term comparable to the remainder of the then current Interest Period for such LIBOR Revolving Loan.
The Bank's determination of such per annum rate shall be conclusive in the absence of manifest error, whether or not such securities are actually purchased by the Bank.

7.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied. If any changes in accounting principles from those used in the preparation of the Financial Statements referred to in Subsection 3.01(g) hereof which are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor Person thereto or any Person with similar functions) result in a change in the method of calculation of the financial covenants, standards or terms found in Sections 3.01, 4.01,
4.02 or 7.01 hereof, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Company's financial condition shall be the same after such changes as if such changes had not been made.

7.03. Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.

7.04. References. References in this Agreement to
"Sections", "Subsections" and "Exhibits" are to sections, subsections and exhibits herein and hereto unless otherwise indicated.

7.05. Generality. Unless the context clearly indicates otherwise, any use of the singular in this Agreement shall include the plural and vice versa. Additionally, any use of the masculine gender includes both the feminine and neuter genders and any use of the neuter gender includes both the masculine and feminine genders.

7.06. Governing Law. This Agreement and each of the other
Facility Documents shall be governed by and construed in accordance with the laws of the State of California.

 SECTION VIII. MISCELLANEOUS.

8.01. Notices.

     (a) Except as otherwise provided herein, all notices, requests, demands or other communications to or upon the parties hereto shall be addressed to the parties at the respective addresses indicated below or at such other address as either party hereto may designate by written notice to the other party, and shall be deemed to have been given (i) if by mail, when deposited in the mails registered or certified and return receipt requested, (ii) if delivered in person or by messenger, when delivered, or (iii) if by telex or telecopy, when sent; provided, however, that notices to the Bank under Section I hereof shall not be effective until received by the Bank:

Bank:

     (as to notices, requests and other communications regarding Letters of Credit)

     Union Bank of California, N.A.
     Southern California
     International Operations Center
     1980 Saturn Street
     Monterey Park, California 91755

     (as to notices, requests and other communications regarding Revolving Loans)

     Union Bank of California, N.A.
     Orange County Commercial Portfolio
     Administration
     500 South Main Street, Suite 201
     Orange, California 92668
     Attention: Mr. Jack Lenhof

     (as to all other notices, requests and communications)

     Union Bank of California, N.A.
     San Diego Commercial Banking Office
     530 "B" Street, 4th Floor
     San Diego, California 92101
     Attention: Ms. Luanne B. Bas

Company:

     Datron Systems Incorporated
     304 Enterprise Street
     Escondido, California 92029
     Attention: Mr. William Stephan

     (b) The Company shall give each Notice of Revolver Borrowing, Notice of Revolver Conversion and Notice of Revolver Interest Period Selection, and shall deliver each Standby Application and Commercial L/C Application, to the office of the Bank specified in the applicable section of
Section I hereof between 8:30 a.m. and 3:00 p.m., California time, on a Banking Day. Any such notice, Standby Application or Commercial L/C Application not received by the Bank during such hours shall be deemed received on the next Banking Day. In the case of the foregoing, or in any other case where this Agreement authorizes notices, requests, demands or other communications by the Company to the Bank to be made by telephone, telex or telecopy, the Bank may conclusively presume that anyone purporting to be a person designated in the certificate received by the Bank pursuant to Subsection 2.01(c) hereof or, with respect to Letters of Credit, in the Teletransmission Agreement received by the Bank pursuant to Subsection 2.01(h) hereof, or in any replacement, amendment, modification or supplement to either of such documents delivered by the Company to the Bank, is such a person.

8.02. Expenses. The Company shall pay (a) all reasonable fees and expenses incurred by the Bank in connection with the administration of this Agreement and the other Facility Documents, (b) all reasonable fees and expenses, including reasonable attorneys' fees, incurred by the Bank in connection with the preparation of amendments to and waivers under this Agreement and the other Facility Documents, (c) all reasonable fees and expenses, including reasonable attorneys' fees, incurred by the Bank in the enforcement or attempt to enforce any of the Obligations which is not performed when due, and (d) all taxes, if any, upon any documents or transactions entered into pursuant to this Agreement. As used herein, the term "reasonable attorneys' fees" shall include allocable costs of the Bank's in-house legal counsel and staff.

8.03. Nonwaiver. No failure or delay on the Bank's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Each waiver or consent under any provision hereof shall be effective only in the specific instance and for the specific purpose for which given.

8.04. Amendments and Waivers. This Agreement and the other Facility Documents may not be amended or modified, nor may any of their terms be waived, except by a written instrument signed by the party or parties against which enforcement thereof is sought.

 8.05. Assignments. This Agreement and the other Facility Documents shall be binding upon and inure to the benefit of the Bank and the Company and their respective successors and assigns; provided, however, that the Company may not assign its rights or delegate its duties hereunder without the prior written consent of the Bank. The Bank may assign, through the sale of participation interests or otherwise, all or any part of its interest under this Agreement or any of the other Facility Documents without notice to the Company. The Bank may disclose the Facility Documents and any financial or other information relating to the Company and its Subsidiaries to any potential assignee or participant.

8.06. Severability. Should any one or more of the provisions of this Agreement or of any of the other Facility Documents be determined to be illegal or unenforceable in any respect, all other provisions of this Agreement and of each of the other Facility Documents shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not in any way be affected or impaired thereby.

8.07. Integration. This Agreement and the other Facility
Documents are intended by the Company and the Bank as the complete and final expression of their understanding regarding the subject matter hereof and thereof and supersede and replace all prior understandings and agreements with respect thereto.

8.08 Dispute Resolution. That certain Alternative Dispute
Resolution Agreement, dated as of November 25, 1996, by and between the Company and the Bank, is hereby made a part of this Agreement. Said Alternative Dispute Resolution
Agreement was entered into in substitution and replacement for the Judicial Reference Agreement entered into by the Company on August 17, 1995.

8.09. Service of Process; Waiver of Immunity. The Company hereby irrevocably consents to the service of process by any means authorized under the laws of the State of California. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of the Obligations.

8.10. Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by both parties hereto shall be deemed to constitute a complete, executed original for all purposes.

     IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed as of the day and year first above written.

UNION BANK OF CALIFORNIA, N.A.     DATRON SYSTEMS
INCORPORATED

By:      s/s JACK LENHOF      By:     s/s DAVID A. DERBY
Title:   Vice President       Title:  President and CEO

By:      s/s LUANNE B. BAS    By:     s/s WILLIAM L. STEPHAN
Title:   Vice President       Title:  Vice President and CFO